                                                                    EXHIBIT 12.1


              NATIONAL EQUIPMENT SERVICES, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

               (Amounts in thousands of dollars, except ratios)

                                                            For the Period
                                                            From Inception                          Pro Forma
                                                            (June 4, 1996)      For the Year       For the Year
                                                               Through             Ended              Ended
                                                          December 31, 1996  December 31, 1997  December 31, 1997
                                                          -----------------  -----------------  -----------------
Pre-tax income (loss)                                            $(332)            $1,923             $11,870

  Fixed charges:
    Interest expense on all indebtedness                             0              4,545              27,364
    Rental expense representative of an interest factor              0                220               1,105
                                                                 -----             ------             -------
      Total fixed charges                                            0              4,765              28,469
                                                                 -----             ------             -------
Earnings before income taxes and fixed charges                   $(332)            $6,688             $40,339
                                                                 =====             ======             =======
Ratio of earnings to fixed charges                                  (A)              1.40                1.42
                                                                 =====             ======             =======

                                                             For the              Pro Forma
                                                           Three Months      For the Three Months
                                                              Ended                 Ended
                                                          March 31, 1998        March 31, 1998
                                                          --------------     --------------------
Pre-tax income (loss)                                          $  290               $   52

  Fixed charges:
    Interest expense on all indebtedness                        3,300                6,841
    Rental expense representative of an interest factor           116                  185
                                                               ------               ------
      Total fixed charges                                       3,416                7,026
                                                               ------               ------
Earnings before income taxes and fixed charges                 $3,706               $7,078
                                                               ======               ======
Ratio of earnings to fixed charges                               1.08                 1.01
                                                               ======               ======

(A) The company's operations during the period from inception (June 4, 1996) through December 31, 1996 were limited to organizational and start-up activities while no revenues were generated; accordingly, presentation of this rate is not considered meaningful.